Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2011

TEJON RANCH, California – (BUSINESS WIRE) - November 3, 2011 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the first nine months of 2011, with the Company showing a doubling of net income and an almost 100% increase in revenue from operations compared to the same period in 2010. For the nine months ended September 30, 2011, the Company had net income attributable to common stockholders of $10,656,000, or $.54 per common share, compared to net income of $5,368,000, or $.30 per common share for the first nine months of 2010. Revenues from operations for the first nine months of 2011 were up significantly at $43,283,000, compared to $24,630,000 during the same period of 2010. All per share references in this release are presented on a fully diluted basis.

For the third quarter ended September 30, 2011, the Company had net income attributable to common stockholders of $2,558,000, or $.13 per common share, compared to net income of $7,850,000, or $.40 per common share during the third quarter of 2010. Revenue from operations for the third quarter of 2011 was $14,765,000 compared to $16,279,000 of revenue during the same period of 2010.

Results of Operations for the First Nine Months of 2011:

The significant improvement in net income over the first nine months of 2011 is primarily due to the closing of conservation easement sales covering approximately 62,000 acres of our land, and higher commercial/industrial segment revenues. These revenue improvements were partially offset by higher operating costs driven by increased stock compensation costs when compared to 2010.

During the first nine months of 2011, the primary driver of the growth in revenue was the sale of conservation easements for $15,750,000. The conservation easements preclude any long-term real estate development of the 62,000 acres, but permit us to continue to operate current revenue generating activities including farming, cattle grazing, oil and gas, and other mineral exploration on portions of the acreage. Revenues from commercial/industrial activities, compared to the same period of 2010, were higher over the first nine months of 2011 due to a $3,700,000 improvement in oil royalties largely resulting from increases in oil prices compared to 2010 average oil prices. Revenues from our farming operations, compared to the same period of 2010, decreased $690,000 during the first nine months of 2011, due primarily to a decline in pistachio revenue, however, that reduction was partially offset by higher almond and grape revenues.

Expenses from operations during the first nine months of 2011 increased across all operating segments due to increases in stock compensation, professional services related to development activities, and higher farming costs related to almond cost of sales. Also, water costs increased during 2011 due to amortization of water contracts purchased in December 2010 and higher fixed water costs from the Tejon-Castac Water District. The increase in stock compensation expense across all operating segments during 2011 is due to the reversal of stock compensation expense of $6,327,000 during the third quarter of 2010. This reversal of stock compensation expense was related to the modification of milestone performance grants during the third quarter of 2010.

Results of Operations for the Third Quarter of 2011:

The decline in third quarter 2011 revenue is attributable to a $3,281,000 decrease in farming revenues, which were partially offset by a $1,907,000 improvement in commercial/industrial revenues, resulting in an overall reduction in revenue of $1,514,000. The decline in farming revenue is due to a $3,386,000 decrease in pistachio revenue, resulting from a 23% decline in production during 2011 as compared to 2010. This decrease in production was expected given the alternating on/off production cycle of pistachios and 2010 having been our highest production year. The improvement in commercial/industrial revenue in the third quarter was due to an increase in oil royalties of $1,935,000 resulting from both increased production and higher oil prices during the quarter.

Net income attributable to common stockholders for the third quarter of 2011, as compared to the same period of 2010, fell $5,292,000 due to lower third quarter revenues as just discussed and the reversal of stock compensation expense during the third quarter of 2010 as noted above.

2011 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for the future growth of the Company. On September 30, 2011, total capital was approximately $296,000,000, with debt accounting for less than one percent of total capital. On September 30, 2011, we also had cash and securities totaling approximately $84,000,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs. During the remainder of 2011, the Company will continue to aggressively pursue land entitlement activities in our joint ventures and investment within the Tejon Ranch Commerce Center.

The Company believes the variability of its quarterly and annual operating results will continue during 2011 and into the future. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business and economic conditions, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER ENDED SEPTEMBER 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenues:
Real estate—commercial/industrial	$5,760	$3,853	$15,152	$11,497
Real estate—resort/residential	88	228	15,966	278
Farming	8,917	12,198	12,165	12,855

Total revenues	14,765	16,279	43,283	24,630
Costs and Expenses:
Real estate—commercial/industrial	3,249	2,205	9,435	7,692
Real estate—resort/residential	1,001	23	2,878	2,150
Farming	4,825	4,058	8,015	5,549
Corporate expenses	2,655	(2,036)	8,253	2,086

Total expenses	11,730	4,250	28,581	17,477

Operating income	3,035	12,029	14,702	7,153
Other income (expense)
Investment income	317	246	927	708
Interest expense	—	(7)	—	(77)
Other income	17	8	77	34

Total other income	334	247	1,004	665
Income from operations before equity in earnings of unconsolidated joint ventures	3,369	12,276	15,706	7,818
Equity in earnings of unconsolidated joint ventures, net	613	647	583	660

Income before income tax expense	3,982	12,923	16,289	8,478
Income tax expense	1,442	5,071	5,710	3,233

Net income	2,540	7,852	10,579	5,245
Net income (loss) attributable to non-controlling interest	(18)	2	(77)	(123)

Net income attributable to common stockholders	2,558	7,850	10,656	5,368

Net income per share to common stockholders, basic	$0.13	$0.40	$0.54	$0.30

Net income per share to common stockholders, diluted	$0.13	$0.40	$0.54	$0.30

Weighted average number of shares outstanding:
Common stock	19,973,160	19,731,967	19,862,355	18,104,589
Common stock equivalents – stock options	20,740	43,243	35,117	59,090

Diluted shares outstanding	19,993,900	19,775,210	19,897,472	18,163,679